Biogen Idec Media Contact:                Biogen Idec Investor Contacts:
Jason Glashow                    Claudine Prowse, Ph.D.
Senior Director, Public Affairs            Vice President, Investor Relations
Biogen Idec                         Biogen Idec
Tel: (781) 464-3260                    Tel: (781) 464-2442

Ben Strain
Associate Director, Investor Relations
        Biogen Idec
Tel: (781) 464-2442

BIOGEN IDEC FIRST QUARTER 2014 REVENUES REACH $2.1 BILLION DRIVEN BY CONTINUED STRENGTH OF MS FRANCHISE

Quarter Highlighted by EU Approval of TECFIDERA® and US and Canadian Approval of New Hemophilia B Therapy ALPROLIXTM

Neurology Pipeline Expands through Alzheimer’s Disease Collaboration with Eisai

Cambridge, Mass., April 23, 2014 -- Biogen Idec Inc. (NASDAQ: BIIB) today reported first quarter 2014 results, including revenue of $2.1 billion, a 51% increase compared to the first quarter of 2013. The revenue growth year-over-year was driven by strong TECFIDERA performance and from recording 100% of TYSABRI® revenues following our acquisition of complete rights for the asset in the second quarter of 2013. First quarter 2014 non-GAAP diluted earnings per share (EPS) were $2.47, an increase of 25% over the first quarter of 2013. Non-GAAP net income attributable to Biogen Idec for the year was $587 million, an increase of 25% over the first quarter of 2013.

On a reported basis, GAAP diluted EPS for the first quarter of 2014 were $2.02, an increase of 13% over the first quarter of 2013. GAAP net income attributable to Biogen Idec for the first quarter of 2014 was $480 million, an increase of 12% versus the same period in the prior year. (A reconciliation of GAAP to Non-GAAP quarterly financial results and 2014 guidance can be found in Table 3 at the end of this release).

Diluted GAAP and non-GAAP EPS were reduced by approximately 35 cents as a result of a $118 million R&D expense related our new Alzheimer’s disease collaboration agreement with Eisai.

“Biogen Idec started 2014 on a strong note with the approval of TECFIDERA for MS patients in Europe and ALPROLIX for hemophilia B patients in the United States and Canada,” said Chief Executive Officer George A. Scangos, Ph.D.  “Following an excellent first year of sales in the U.S., TECFIDERA is off to a solid start in Germany, with plans to launch in additional countries in the coming months. Through the remainder of 2014 we anticipate regulatory decisions on new products for hemophilia and MS, and several important early-stage proof-of-concept and clinical study read-outs - and through our collaboration with Eisai we are building one of the broadest research portfolios targeting Alzheimer’s disease.”

First Quarter 2014 Performance Highlights

•
AVONEX® revenues increased 2% compared to the first quarter of 2013 to $761 million. The total was primarily comprised of $476 million in U.S. sales and approximately $285 million in sales outside the U.S.

•
TYSABRI revenues increased by 41% to $441 million as a result of recording 100% of TYSABRI revenues following our acquisition of complete rights to the asset in the second quarter of 2013. Global in-market sales for TYSABRI for the first quarter of 2014 decreased 3% compared to the first quarter of 2013.

•	TECFIDERA revenues were $506 million. The total was comprised of $460 million in U.S. sales and approximately $46 million in sales outside the U.S.

•	RITUXAN® and GAZYVATM net revenues from our unconsolidated joint business arrangement were $297 million.

Other Financial Results

•	Revenues for FAMPYRA® and FUMADERMTM totaled $35 million in the first quarter of 2014, compared to $38 million in the first quarter of 2013.

•	Royalty revenues totaled $38 million in the first quarter of 2014, compared to $33 million in the first quarter of 2013.

•	Corporate partner revenues totaled $52 million in the first quarter of 2014 compared to $22 million in the first quarter of 2013.

•	As of March 31, 2014, Biogen Idec had cash, cash equivalents and marketable securities totaling approximately $2.0 billion.

Updated 2014 Financial Guidance
Biogen Idec also increased its full year 2014 financial guidance. This guidance consists of the following components:

•	Revenue growth is expected to be approximately 26% to 28%.

•	R&D expense is expected to be approximately 20% to 22% of total revenue.

◦
Our full year guidance for R&D expense continues to earmark approximately $200 million for new early stage business development opportunities, of which the Eisai transaction is included in this amount.

•	SG&A expense is expected to be approximately 22% to 23% of total revenue.

•	Non-GAAP diluted EPS is expected to be between $11.35 and $11.45.

•	GAAP diluted EPS is expected to be between $9.85 and $9.95.

Biogen Idec may incur charges, realize gains or experience other events in 2014 that could cause actual results to vary from this guidance.

Multiple Sclerosis (MS) Events

•
On February 3, 2014, TECFIDERA (dimethyl fumarate) was approved by the European Commission as a first-line oral treatment for people with relapsing-remitting multiple sclerosis, the most common form of multiple sclerosis.

•
In March 2014, the U.S. Food and Drug Administration (FDA) extended the initial Prescription Drug User Fee Act date for its review of the Biologics License Application (BLA) for marketing approval of PLEGRIDY™, a subcutaneous peginterferon beta-1a candidate for relapsing forms of multiple sclerosis. The company now anticipates a U.S. launch of PLEGRIDY in the second half of 2014.

Hemophilia Events

•
On March 21, 2014, Health Canada approved ALPROLIX™ [Coagulation Factor IX (Recombinant), Fc Fusion Protein], for the control and prevention of bleeding episodes and routine prophylaxis in adults and children aged 12 and older, with hemophilia B. In Canada, ALPROLIX is the first approved long-acting hemophilia B therapy and is indicated to prevent or reduce the frequency of bleeding episodes with prophylactic infusions starting at once weekly or once every 10-14 days.

•
On March 28, 2014, the FDA approved ALPROLIX. In the U.S., ALPROLIX is indicated for the control and prevention of bleeding episodes, perioperative management and routine prophylaxis in adults and children with hemophilia B. The therapy is shown to reduce bleeding episodes with prophylactic infusions starting at least a week apart or up to every 10 days.

•
On April 10, 2014, Biogen Idec and Swedish Orphan Biovitrum AB released positive top-line results of the Kids A-LONG Phase 3 clinical study that evaluated the safety and efficacy of ELOCTATE™, an investigational recombinant factor VIII Fc fusion protein product candidate, in children with severe hemophilia A. ELOCTATE was generally well-tolerated and no inhibitors (neutralizing antibodies that may interfere with the activity of the therapy) were detected. Efficacy analyses showed twice-weekly prophylactic dosing with ELOCTATE maintained low bleeding rates in children.

Pipeline Development Highlights

•
In January 2014, Biogen Idec entered into an exclusive worldwide collaboration and license agreement with Sangamo BioSciences focused on the development of therapeutics for hemoglobinopathies, inherited conditions that result from the abnormal structure or underproduction of hemoglobin.

•
In March 2014, Biogen Idec and Eisai Co., Ltd. entered into a collaboration to develop and commercialize two of Eisai’s clinical candidates for Alzheimer’s disease, E2609 and BAN2401. The agreement also provides Eisai with an option to jointly develop and commercialize two of Biogen Idec’s candidates for AD, the anti-amyloid beta antibody BIIB037 and an anti-tau monoclonal antibody.

Corporate and Commercial Activities

•
In January 2014, Biogen Idec and UCB announced that they have signed exclusive agreements granting UCB the right to commercialize Biogen Idec products in South Korea, Hong Kong, Thailand, Singapore, Malaysia and Taiwan, and to develop and commercialize Biogen Idec products in China.

•	In February 2014, Biogen Idec announced that Chairman of the Board William D. (Bill) Young will retire from the Company’s Board of Directors, effective at the Company’s 2014 annual meeting of stockholders. Mr. Young has been a member of Biogen Idec’s Board of Directors since 1997 and has served as Chairman of the Board since 2010. Stelios Papadopoulos, Ph.D., a member of Biogen Idec’s Board of Directors since 2008, has been appointed to assume the role of Chairman of the Board following the end of Mr. Young’s term.

•
On April 10, 2014, Biogen Idec announced the appointment of Adam M. Koppel, M.D., Ph.D., as senior vice president and chief strategy officer, effective May 15, 2014. Dr. Koppel will be responsible for leading corporate strategy and portfolio management. He will report to George Scangos, Ph.D., CEO, and will be a member of the Biogen Idec management team.

Conference Call and Webcast
The Company's earnings conference call for the first quarter will be broadcast via the internet at 8:00 a.m. EDT on April 23, 2014, and will be accessible through the Investors section of Biogen Idec's homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for one month.

About Biogen Idec
Through cutting-edge science and medicine, Biogen Idec discovers, develops and delivers to patients worldwide innovative therapies for the treatment of neurodegenerative diseases, hemophilia and autoimmune disorders. Founded in 1978, Biogen Idec is the world’s oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies. For product labeling, press releases and additional information about the Company, please visit www.biogenidec.com.

Safe Harbor
This press release contains forward-looking statements, including statements about 2014 financial guidance, anticipated regulatory decisions and data read-outs, and potential product launches and timing thereof. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; uncertainty of success in executing our commercial launch of TECFIDERA; failure to protect and enforce our data, intellectual property and other proprietary rights and the diminution of our ability to derive anticipated benefits from our products; difficulties in obtaining or changes in the availability of reimbursement for our products; uncertainty of success in commercializing and developing other products, including our ability to obtain product approvals in a timely manner or at all for new or current products; the occurrence of adverse safety events with our products; failure to compete effectively due to significant product competition in the markets for our products; adverse market and economic conditions, which may cause continued pressure on product pricing or otherwise impact the extent of reimbursement for our products or the timing of payments to us; dependence on collaborators and other third parties for the development and commercialization of products; problems with our manufacturing processes; failure to manage our growth and execute our growth initiatives; failure to comply with government regulation; the risks of doing business internationally; charges and other costs relating to our properties; risks and uncertainties relating to the timing, outcome and impact of legal, administrative and other proceedings and disputes; fluctuations in our effective tax rate; our ability to attract and retain qualified personnel; uncertainty and potential liabilities relating to product liability and intellectual property claims; the market, interest and credit risks associated with our portfolio of marketable securities; environmental risks; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

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TABLE 1
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2014	2013
Revenues:
Product, net	$1,742,765	$1,095,779
Unconsolidated joint business	296,885	264,606
Royalty	37,856	32,820
Corporate partner	52,245	21,891
Total revenues	2,129,751	1,415,096
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	279,245	133,749
Research and development	528,884	284,340
Selling, general and administrative	511,674	352,598
Amortization of acquired intangible assets	143,258	51,301
Collaboration profit sharing	—	85,357
(Gain) loss on fair value remeasurement of contingent consideration	(799)	2,277
Total cost and expenses	1,462,262	909,622
Gain on sale of rights	3,859	5,015
Income from operations	671,348	510,525
Other income (expense), net	(5,601)	(14,457)
Income before income tax expense and equity in loss of investee, net of tax	665,747	496,068
Income tax expense	178,414	65,508
Equity in loss of investee, net of tax	7,605	3,811
Net income	479,728	426,749
Net income attributable to noncontrolling interests, net of tax	(228)	—
Net income attributable to Biogen Idec Inc.	$479,956	$426,749

Net income per share:
Basic earnings per share attributable to Biogen Idec Inc.	$2.03	$1.80
Diluted earnings per share attributable to Biogen Idec Inc.	$2.02	$1.79

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Idec Inc.	236,786	236,837
Diluted earnings per share attributable to Biogen Idec Inc.	237,849	238,304

TABLE 2
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	As of	As of
	March 31,	December 31,
	2014	2013
ASSETS
Cash, cash equivalents and marketable securities	$1,260,211	$1,222,729
Accounts receivable, net	1,018,487	824,406
Inventory	672,750	659,003
Other current assets	573,576	478,796
Total current assets	3,525,024	3,184,934
Marketable securities	724,272	625,772
Property, plant and equipment, net	1,744,266	1,750,710
Intangible assets, net	4,364,384	4,474,653
Goodwill	1,232,916	1,232,916
Investments and other assets	639,269	594,350
TOTAL ASSETS	$12,230,131	$11,863,335

LIABILITIES AND EQUITY
Current portion of notes payable and line of credit	$3,550	$3,494
Other current liabilities	1,590,697	1,754,785
Notes payable and other financing arrangements	591,012	592,433
Long-term deferred tax liability	200,901	232,554
Other long-term liabilities	702,908	659,231
Equity	9,141,063	8,620,838
TOTAL LIABILITIES AND EQUITY	$12,230,131	$11,863,335

TABLE 3
Biogen Idec Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation: Net Income and Net Income Per Share
(unaudited, in millions, except per share amounts)

	For the Three Months
	Ended March 31,
	2014	2013
EARNINGS PER SHARE
GAAP earnings per share - Diluted	$2.02	$1.79
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.45	0.18
Non-GAAP earnings per share - Diluted	$2.47	$1.97

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$480.0	$426.7
Adjustments:
Amortization of acquired intangible assets	139.8	48.6
(Gain) loss on fair value remeasurement of contingent consideration	(0.8)	2.3
SG&A: Stock option expense	2.6	1.9
R&D: Stock option expense	2.3	1.6
Income tax effect related to reconciling items	(37.0)	(11.7)
Non-GAAP net income attributable to Biogen Idec Inc.	$586.9	$469.4

2014 Full Year Guidance: GAAP to non-GAAP adjustments

An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	2,355	238	$9.91
Adjustments:
Stock option expense	10
Amortization of acquired intangible assets	450
(Gain) loss on fair value remeasurement of contingent consideration	10
Income tax expense: Income tax effect related to reconciling items	(115)
Projected Non-GAAP net income attributable to Biogen Idec Inc.	2,710	238	$11.40

Numbers may not foot due to rounding

Use of Non-GAAP Financial Measures
We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted earnings per share.

Our “Non-GAAP net income attributable to Biogen Idec Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted earnings per share:

1. Purchase accounting and merger-related adjustments.

We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation of variable interest entities for which we are the primary beneficiary. These adjustments include charges for in-process research and development, the amortization of certain acquired intangible assets and fair value remeasurements of our contingent consideration obligations. The exclusion of these charges provides management and investors with a supplemental measure of performance which the Company believes better reflects the underlying economics of the business.

2. Stock option expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

3. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Idec Inc.

TABLE 4
Biogen Idec Inc. and Subsidiaries
Product Revenues
(unaudited, in thousands)

	For the Three Months
	Ended March 31,
	2014	2013
PRODUCT REVENUES
AVONEX®	$761,474	$746,098
TYSABRI®	441,045	312,170
TECFIDERA®	505,709	—
FAMPYRA®	18,961	23,203
FUMADERMTM	15,576	14,308
Total product revenues, net	$1,742,765	$1,095,779